UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 22, 2020

Date of Report

(Date of earliest event reported)

Cornerstone OnDemand, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 001-35098

Delaware	13-4068197
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1601 Cloverfield Blvd.

Suite 620 South

Santa Monica, CA 90404

(Address of principal executive offices, including zip code)

(310) 752-0200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CSOD	Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Purchase Agreement

On April 22, 2020, Cornerstone OnDemand, Inc. (the “Company”) and Vector Talent Holdings, L.P., an exempted limited partnership registered under the laws of the Cayman Islands and an affiliate of Vector Capital (“Seller”), entered into an amendment agreement (the “Amendment”) to the purchase agreement dated as of February 24, 2020, by and among the Company, 1241593 B.C. Ltd., Cornerstone OnDemand UK Holdings Limited, and Seller (the “Initial Purchase Agreement”, and as so amended, the “Purchase Agreement”). The Amendment reduces the aggregate consideration payable by the Company in exchange for all of the outstanding equity interests of the direct and indirect subsidiaries of Seller including Saba Software, Inc. (such subsidiaries collectively, the “Saba Group” and, such acquisition, the “Acquisition”) to approximately $1.295 billion, consisting of $1.262 billion in cash, subject to the adjustments set forth in the Purchase Agreement (including the assumption by the Company of certain Seller transaction-related expenses as set forth in the Amendment), and 1,110,352 shares of common stock of the Company, par value $0.0001 per share.

The foregoing description of the Amendment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Amendment, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The foregoing descriptions of the Acquisition and the Initial Purchase Agreement in this Item 2.01 do not purport to be complete and are qualified in their entirety by reference to the full text of the Initial Purchase Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2020, and is incorporated herein by reference.

Credit Agreement

In connection with the Acquisition, on April 22, 2020, the Company entered into a credit agreement (the “Credit Agreement”) with Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent (the “Agent”), and the lenders from time to time party thereto, which, subject to the terms and conditions set forth therein, provides for (a) a seven-year senior secured term loan B facility (the “Term Loan Facility”) in an aggregate principal amount of $1.0047 billion and (b) a five-year senior secured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of up to $150.0 million, which includes a letter of credit sub-facility of up to $30.0 million. With respect to the Term Loan Facility, the Company elected to increase the aggregate principal amount of the Term Loan Facility from $985.0 million to $1.0047 billion as a result of the lenders issuing the Term Loan Facility with additional original issue discount. On April 22, 2020, the Company borrowed the full amount of the Term Loan Facility and did not draw any amounts under the Revolving Credit Facility. Proceeds from the Term Loan Facility were used to consummate the Acquisition and to pay related fees and expenses.

All obligations under the Credit Agreement are, subject to certain exceptions, guaranteed by certain of the Company’s wholly owned domestic subsidiaries and secured by a substantial portion of the assets of the Company and such guarantors.

Borrowings under the Credit Agreement will bear interest at a rate per annum equal to, at the Company’s option, either of the following, plus, in each case, an applicable margin: (a) for alternate base rate loans, a base rate determined by reference to the highest of (i) the rate that the Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) one-half of one percent (0.50%) in excess of the overnight federal funds rate, (iii) the one month London Inter-bank Offered Rate (“LIBOR”), plus 1.00% and (iv) 1.00%; and (b) for eurocurrency loans, a rate per annum based on LIBOR for an interest period of one, two, three or six months with a 0.00% LIBOR floor.

Undrawn amounts under the Revolving Credit Facility accrue a commitment fee at an initial per annum rate of 0.50%, which may be reduced based on the Company’s First Lien Leverage Ratio (as defined in the Credit Agreement). In addition to the foregoing unused commitment fee, the Company is required to pay certain letter of credit and related fronting fees and other administrative fees pursuant to the terms of the Credit Agreement.

The Term Loan Facility amortizes on a quarterly basis beginning at the end of the first full quarter following the closing date of the Credit Agreement at a rate of 1.00% per annum with the balance to be paid on the stated maturity date. The Term Loan Facility is subject to a prepayment premium of 1.00% of the amount of any prepayment (voluntary or involuntary) with the proceeds of debt in connection with a refinancing of the Term Loan Facility occurring prior to 12 months after the closing date of the Credit Agreement which results in a lower effective yield than the Term Loan Facility; otherwise, the Term Loan Facility may be repaid, in whole or in part, at any time prior to maturity without penalty. The Credit Agreement requires the Company to make prepayments in connection with the issuance or incurrence of indebtedness, certain sales of assets and excess cash flow, in each case subject to certain baskets and exceptions described in the Credit Agreement.

The Revolving Credit Facility includes a springing financial covenant requiring the Company to maintain a maximum First Lien Leverage Ratio of 6.00:1.00 during any fiscal quarter in which the revolving loans outstanding thereunder exceed 35% of the total commitments with respect to the Revolving Credit Facility, subject to certain exceptions. In addition, the Credit Agreement contains customary affirmative and negative covenants for financings of its type (subject to customary exceptions).

In addition, the Credit Agreement contains customary events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, failure to make payment on, or defaults with respect to, certain other material indebtedness, bankruptcy and insolvency events, judgments in excess of a certain monetary threshold, any security or guarantee documents cease to be in effect, an ERISA event in excess of a certain monetary threshold, and change of control provisions. Upon the occurrence of an event of default, and after the expiration of any applicable grace period, the Agent may exercise remedies on behalf of the lenders, including accelerating the repayment of outstanding loans under the Credit Agreement.

The foregoing description of certain provisions of the Credit Agreement is not complete and is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement.

First Supplemental Indenture

In connection with the Acquisition, on April 20, 2020, the Company entered into the First Supplemental Indenture (the “Supplemental Indenture”) with U.S. Bank National Association, as the trustee (the “Trustee”) under the Indenture, dated December 8, 2017 (the “Existing Indenture”) between the Company and the Trustee. Upon the completion of the Acquisition, the Existing Indenture is amended by the Supplemental Indenture, which permits the incurrence of the indebtedness under the Credit Agreement and extends the maturity date of the Company’s 5.75% convertible notes due 2021 (the “2021 Notes”) issued under the Existing Indenture to March 17, 2023. The foregoing description of the Supplemental Indenture is qualified in its entirety by reference to the full text of the Supplemental Indenture which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ending June 30, 2020.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On April 22, 2020, pursuant to and in accordance with the terms of the Purchase Agreement, the Company completed the Acquisition.

The foregoing descriptions of the Acquisition and the Purchase Agreement in this Item 2.01 do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 24, 2020, and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.	Other Events.

On April 22, 2020, the Company issued a press release announcing the completion of the Acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements required to be filed under Item 9.01(a) of this Current Report on Form 8-K will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required to be filed under Item 9.01(b) of this Current Report on Form 8-K will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit Number	Description

2.1	Amendment Agreement, between Cornerstone OnDemand, Inc. and Vector Talent Holdings, L.P., dated April 22, 2020

99.1	Press Release, dated April 22, 2020

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cornerstone OnDemand, Inc.

Date: April 22, 2020	By:	/s/ Brian L. Swartz
Brian L. Swartz
Chief Financial Officer